UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2014

EMCORE CORPORATION

(Exact Name of Registrant as Specified in Charter)

New Jersey	0-22175	22-2746503
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10420 Research Road, SE, Albuquerque, New Mexico	87123
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (505) 332-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On September 17, 2014, EMCORE Corporation, a New Jersey corporation (the “Company”), entered into an Asset Purchase Agreement (the “APA”) with Photon Acquisition Corporation, a Delaware corporation and an affiliate of private equity firm Veritas Capital  (“Veritas”), pursuant to which Veritas will acquire substantially all of the assets, and assume substantially all of the liabilities, primarily related to or used in the Company’s photovoltaics business (the “Business” and, together with the transactions contemplated by the APA, the “sale of the Business”) for $150 million in cash (the “Purchase Price”), subject to a working capital adjustment as provided in the APA. The APA has been approved by the Board of Directors of the Company (the “Board”). The sale of the Business may constitute the sale of substantially all of the assets of the Company under New Jersey law. A copy of the APA is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

The Company has made customary representations and warranties in the APA and has agreed to customary covenants, including covenants regarding the operation of the Business prior to the closing and covenants prohibiting the Company from soliciting, providing information or entering into discussions concerning proposals relating to alternative transaction proposals, except in limited circumstances relating to unsolicited proposals that constitute, or would reasonably be expected to result in, a superior proposal. In addition, the APA contains certain limited indemnification rights and prohibits the Company, for a period of three years following the closing, from competing, directly or indirectly, with the Business.

The consummation of the sale of the Business is subject to (1) approval by the Company’s shareholders, (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act of 1976, as amended, (3) obtaining certain third party consents and (4) other customary closing conditions. The APA may be terminated under certain circumstances, including by either party if the closing does not occur on or before January 17, 2015, provided that an automatic extension of two months will take effect if all conditions shall have been satisfied other than antitrust regulatory approval and the approval of the sale of the Business by the Company’s shareholders.

In the event that the sale of the Business is not approved at a special meeting of the Company’s shareholders held to consider the approval of the sale of the Business pursuant to the APA (the “Special Meeting”) and an alternative transaction proposal is publicly disclosed or communicated in writing to the Board prior to such meeting, the Company will be obligated to reimburse Veritas for its reasonable out-of-pocket expenses incurred in connection with the APA, up to a maximum of $2 million. The APA provides that, under specified circumstances following a termination of the agreement, the Company may be required to pay Veritas a termination fee of $5.33 million, with a credit for any prior expense reimbursement payments.  The APA also provides that under specified circumstances following the termination of the agreement, including with respect to an uncured breach by Veritas of any of its material obligations or the failure to obtain its contemplated financing, Veritas would be obligated to pay the Company a termination fee of $8 million.

The representations and warranties of each of the parties contained in the APA and the assertions embodied in those representations and warranties are qualified by information in a confidential disclosure schedule that the Company delivered in connection with the execution of the APA. In addition, certain representations and warranties may not be accurate or complete because they are subject to a contractual standard of materiality different from what might be viewed as material to shareholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

In connection with the entry into the APA, certain shareholders of the Company, which control in the aggregate approximately 11% of the voting power of the Company’s common stock, entered into a Voting Agreement with Veritas by which they agreed to vote for the approval of the sale of the Business, subject to certain exceptions, at the Special Meeting.

On September 16, 2014, Raymond James & Associates, Inc., the Company’s financial advisor, delivered its opinion to the Board as to the fairness to the Company, from a financial point of view, of the Purchase Price to be received by the Company. The Company will provide a detailed discussion of this fairness opinion in the proxy statement that the Company will file with the Securities and Exchange Commission (“SEC”) with respect to the APA.

The foregoing description of the APA does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements filed herewith as Exhibit 2.1 and incorporated herein by reference.

Shareholder Approval and Proxy Statement

The sale of the Business pursuant to the APA is subject to shareholder approval. The Company intends to file a proxy statement with respect to the Special Meeting.

Additional Information about the Transactions and Where to Find It

The Company intends to file with the SEC a proxy statement and other relevant materials with respect to the Special Meeting. The proxy statement will be mailed to the Company’s shareholders. Investors and shareholders are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the Company, Veritas and the proposed transactions. The proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders may obtain free copies of the Company’s SEC filings by visiting the Company’s investor website at http://investor.emcore.com/sec.cfm. The Company’s investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any investment or voting decision with respect to the sale of the Business.

Participants in the Solicitation

The Company and its directors and executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed sale of the Business. Information about the directors and executive officers, including their interests in the transactions, will be included in the Company’s proxy statement relating to the proposed sale of the Business when it becomes available.

Safe Harbor for Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the asset sale transaction contemplated by the Company’s definitive agreement with Veritas, the possibility of obtaining shareholder, regulatory or other approvals or consents for that transaction, the implementation of the Tax Benefits Preservation Plan, the transition of the Company’s Chief Executive Officer position and the Company’s future prospects. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to the likelihood of obtaining shareholder, regulatory and other approvals or consents necessary to consummate the asset sale transaction with Veritas, risks relating to the transition of the Chief Executive Officer position, risks relating to our ability to use our net operating losses and other tax assets to reduce future tax payments and other risks detailed in our filings with the SEC, including those detailed in EMCORE’s Annual Report on Form 10-K under the caption “Risk Factors,” as updated by EMCORE’s subsequent filings with the SEC, all of which are available at the SEC’s website at http://www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. EMCORE Corporation does not intend, and disclaims any obligation, to update any forward-looking information contained in this Current Report on Form 8-K or with respect to the matters described herein.

Tax Benefits Preservation Plan

The information set forth in Item 3.03 below regarding the Tax Benefits Preservation Plan is incorporated by reference into this Item 1.01.

Item 3.03.             Material Modification to Rights of Security Holders.

On September 17, 2014, the Company entered into a Tax Benefits Preservation Plan (the “Tax Benefits Preservation Plan”).  The purpose of the Tax Benefits Preservation Plan is to protect the Company’s ability to utilize its net operating losses and other tax assets (the “Tax Benefits”) to offset future income. The Company’s use of the Tax Benefits in the future could be significantly limited if it experiences an “ownership change” for U.S. federal income tax purposes. Generally, there is a change in ownership if, at any time, one or more “5-percent shareholders” (as defined under U.S. federal income tax laws) have aggregate increases in their ownership of the Company of more than 50 percentage points looking back over the prior three-year period. The Tax Benefits Preservation Plan is designed to reduce the likelihood of a change in ownership by, among other things, discouraging any person or group from becoming a 5-percent shareholder and dissuading existing 5-percent shareholders from acquiring additional Company equity securities.  There is no guarantee, however, that the Tax Benefits Preservation Plan will prevent the Company from experiencing an ownership change.

The Tax Benefits Preservation Plan provides for a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of the Company’s common stock, no par value per share (the “Common Stock”). The dividend is payable on October 3, 2014, to the Company’s shareholders of record at the close of business on that date (the “Record Date”). Each newly issued Right will entitle the registered holder to purchase from the Company one ten-thousandth of a share (a “Unit”) of a series of the Company’s preferred stock designated as Junior Participating Preferred Stock, Series A (“Preferred Stock”) at a price of $21.50 per Unit (the “Purchase Price”), subject to adjustment.

In the event that a Person becomes an Acquiring Person (as defined below) under the Tax Benefits Preservation Plan, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Tax Benefits Preservation Plan) were, beneficially owned by any Acquiring Person will be null and void.  However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

For example, at an exercise price of $21.50 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $43.00 worth of Common Stock (or other consideration, as noted above) for $21.50.  Assuming that the Common Stock had a per share value of $4.30 at such time, the holder of each valid Right would be entitled to purchase 10 shares of Common Stock for $21.50.

Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. Subject to certain exceptions specified in the Tax Benefits Preservation Plan, the Rights will separate from the Common Stock and a Distribution Date (as defined below) will occur upon the earlier of (i) the close of business on the tenth business day following the date of public announcement or the date on which the Company first has notice or determines that a person has become an “Acquiring Person” under the Tax Benefits Preservation Plan without the prior express written consent of the Board and other than in connection with an issuance by the Company that was approved by the Board (such date, the “Stock Acquisition Date”) or (ii) the close of business on the tenth business day (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person (the earlier of the dates in clause (i) or (ii) above, the “Distribution Date”), provided, however, the Distribution Date shall not occur unless, within either of the ten business day periods (or such later date) specified in clauses (i) and (ii) above, the Board shall have affirmatively determined that a Distribution Date shall occur upon the end of such applicable ten business day (or later) period.

Under the Tax Benefits Preservation Plan, “Acquiring Person” generally means any person or entity that has become a 5-percent shareholder of the Company without the prior written approval of the Board, other than (i) the Company or any of its subsidiaries; (ii) any employee benefit plan of the Company; (iii) the United States government; (iv) any person who becomes a 5% shareholder as a result of a reduction in the number of Company equity securities outstanding due to the repurchase of Company equity securities by the Company or a stock dividend, stock split, reverse stock split, or similar transaction effected by the Company, unless and until such person increases its percentage ownership of Company equity securities by more than one-quarter of one percentage point over its lowest percentage ownership of Company equity securities on or after the consummation of the relevant transaction (other than an increase solely as a result of a stock dividend, stock split, reverse stock split, or similar transaction effected by the Company); (v) any person who was a 5% shareholder on the date of the Tax Benefits Preservation Plan and any person who acquires such an interest solely as a result of (A) a transaction in which such shareholder received the approval of at least a majority of the members of our Board then in office or (B) an issuance by the Company that was approved by the Board, unless and until such person increases its percentage ownership of Company equity securities by more than one-quarter of one percentage point over its lowest percentage ownership of Company equity securities on or after the consummation of the relevant transaction (other than an increase solely as a result of a stock dividend, stock split, reverse stock split, or similar transaction effected by the Company) or such person decreases its percentage ownership of Company equity securities below 5%; or (vi) any person who or which inadvertently may become an Acquiring Person, so long as such person promptly enters into, and delivers to the Company, an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such equity securities), sufficient Company equity securities so that such person ceases to be an Acquiring Person, provided, however, that no Person shall be an Acquiring Person if the Board shall have affirmatively determined, prior to the Distribution Date, in light of the intent and purposes of this Tax Benefits Preservation Plan or other circumstances facing the Company that such Person shall not be deemed an Acquiring Person.

Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates (or, in the case of shares reflected on the direct registration system, by the notations in the book entry accounts) and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Tax Benefits Preservation Plan by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.  Pursuant to the Tax Benefits Preservation Plan, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M. (New York City time) on October 3, 2017 unless such date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.  Except as otherwise determined by the Board, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

Except for the transactions contemplated by the APA or any other transaction the Board determines to be an exempt transaction (each, an “Exempt Transaction”), in the event that, at any time following the Stock Acquisition Date, (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and the Common Stock of the Company is changed or exchanged, or (iii) 50% or more of the Company’s assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.  The events set forth in this paragraph, as well as in the event a person becomes an Acquiring Person, are referred to as the “Triggering Events.”

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one ten-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price.  The Company is under no obligation to issue fractional Units and, in lieu thereof, an adjustment in cash may be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

At any time until ten business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right, referred to as the “Redemption Price” (payable in cash, Common Stock or other consideration deemed appropriate by the Board).  Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.  While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company or in the event of the redemption of the Rights as set forth above.

Any of the provisions of the Tax Benefits Preservation Plan may be amended by the Board prior to the Distribution Date.  After the Distribution Date, the provisions of the Tax Benefits Preservation Plan may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Tax Benefits Preservation Plan.  The foregoing notwithstanding, no amendment may be made at such time as the Rights are not redeemable.

The holder of each share of Common Stock of the Company outstanding at the close of business on October 3, 2014 will receive one Right.  So long as the Rights are attached to the Common Stock, one additional Right (as such number may be adjusted pursuant to the provisions of the Tax Benefits Preservation Plan) shall be deemed to be delivered for each share of Common Stock issued or transferred by the Company in the future.  In addition, following the Distribution Date and prior to the expiration or redemption of the Rights, the Company may issue Rights when it issues Common Stock only if the Board deems it to be necessary or appropriate, or in connection with the issuance of shares of Common Stock pursuant to the exercise of stock options or under employee plans or upon the exercise, conversion or exchange of certain securities of the Company.  The Company has initially reserved 300,000 shares of Preferred Stock for issuance upon exercise of the Rights.

The Rights may have certain anti-takeover effects.  The Rights should not affect any prospective offeror willing to make an offer at a price that is fair and otherwise in the best interest of the Company and its shareholders.  The Rights should not interfere with any merger or other business combination approved by the Board since the Board may, at its option, at any time until ten business days following the Stock Acquisition Date, redeem the then outstanding Rights at the Redemption Price or take other action to exempt such a transaction under the Tax Benefits Preservation Plan.  However, the Rights may cause substantial dilution to a person or group that attempts to acquire the Company in a manner which causes the Rights to become exercisable.

The Tax Benefits Preservation Plan, dated as of September 17, 2014, between the Company and American Stock Transfer and Stock, LLC as Rights Agent, specifying the terms of the Rights, is attached hereto as Exhibit 4.1 and is incorporated herein by reference.  The foregoing description of the Rights and the Tax Benefits Preservation Plan is qualified in its entirety by reference to such exhibit.

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Separation Agreement with Chief Executive Officer

On September 17, 2014, the Company announced that its Chief Executive Officer, Dr. Hong Q. Hou, will terminate employment with the Company effective January 2, 2015 or, if later, fifteen days following the date on which the Company hires a successor Chief Executive Officer (the “Separation Date”).  On September 17, 2014 the Company also entered into a Separation Agreement and General Release with Dr. Hou (the “Separation Agreement”) pursuant to which, as of the Separation Date, Dr. Hou will cease to serve as a director of the Company and as an officer or employee with the Company and its affiliates.

During the period preceding the Separation Date, Dr. Hou will continue to receive his existing compensation and benefits.  Pursuant to his Separation Agreement and as contemplated by the Employment Agreement between the Company and Dr. Hou, dated August 2, 2011, upon his termination Dr. Hou will receive continued base pay for 86 weeks, continued payment of the employer portion of medical benefits for up to 18 months, outplacement services for a period of not more than one year and with a value not in excess of $15,000 and accelerated vesting of his equity incentive compensation awards.

In consideration for such benefits, Dr. Hou must enter into a release of claims against the Company and comply with the confidentiality, nondisclosure, nonsolicitation and other restrictive covenants set out in his Employment Agreement.

The Separation Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Separation Agreement is qualified in its entirety by reference to such exhibit.

Retention Agreements with Certain Executives

On September 17, 2014, the Company entered into retention award letter agreements (the “Retention Agreements”) with Dr. Hou, Mark Weinswig, its Chief Financial Officer, Monica Van Berkel, its Chief Administrative Officer, and Alfredo Gomez, its General Counsel.  Pursuant to the agreements the executives will be entitled to the following payments if the Company disposes of the Business within twelve months:

Dr. Hou	$921,500
Mr. Weinswig	526,500
Ms. Van Berkel	330,000
Mr. Gomez	330,000

One-half of the applicable amount is payable upon the closing of the disposition of the Business and the remainder is paid six months after closing, in each case generally subject to continued employment.  If an Executive (other than Dr. Hou) is terminated without cause or, subject to the waiver described below, terminates for good reason or (in the case of Dr. Hou) is terminated under circumstances entitling him to payment under his Separation Agreement described above, any unpaid retention attributable to a prior disposition of the Business is immediately payable in full; any retention attributable to a disposition that is consummated within 60 days after termination is immediately payable in full; and if a sale agreement is executed within 60 days after termination, the retention becomes immediately payable in full upon a subsequent closing.

The executives (other than Dr. Hou) agree not to assert that any changes in their position, duties or responsibilities or other terms and conditions of employment attributable to the disposition of only the Company’s telecommunications or broadband businesses individually constitute good reason.  If the executive subsequently successfully asserts good reason in connection with a disposition of the Business by reason of a diminution in position, duties or responsibilities or other terms and conditions of employment, the severance otherwise payable to the executive is reduced by any retention already paid.

The Retention Agreements of Dr. Hou, Mr. Weinswig, Ms. Van Berkel and Mr. Gomez are attached hereto as Exhibits 10.2, 10.3, 10.4 and 10.5, respectively, and are incorporated herein by reference.  The foregoing description of the Retention Agreements is qualified in its entirety by reference to such exhibits.

Item 5.03              Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 18, 2014, in connection with the Tax Benefits Preservation Plan, the Company filed a Certificate of Amendment to the Restated Certificate of Incorporation of the Company (the “Certificate of Amendment”), including a Certificate of Designation Establishing the Series and Fixing the Powers, Designations, Preferences and Relative, Participating, Optional and Other Special Rights, and the Qualifications, Limitations and Restrictions, of Preferred Stock, Series A (the “Certificate of Designation”) with the Department of the Treasury, Division of Revenue, of the State of New Jersey, which became effective on September 18, 2014.  Pursuant to the Certificate of Designation, the Company designated a new series of preferred stock as “Series A Junior Participating Preferred Stock” (“Series A Preferred Stock”) and authorized 300,000 shares of Series A Preferred Stock for issuance.

Dividends and Distributions

The holders of shares of Series A Preferred Stock are entitled to receive, in preference to the holders of common stock of the Company (“Common Stock”), and of any other junior stock, when, as and if declared by the Board, cumulative quarterly dividends payable in cash in an amount per share equal to the greater of (a) $0.01 or (b) subject to certain adjustment provisions, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, declared on Common Stock since the preceding quarterly dividend payment date, or, with respect to the first quarterly dividend payment date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.

Whenever dividends or distributions payable on the Series A Preferred Stock are in arrears, until all accrued and unpaid dividends and distributions, whether or not declared, on the outstanding Series A Preferred Stock are paid in full, the Company’s ability to purchase shares of Series A Preferred Stock or declare or pay dividends on, make any other distributions on, or redeem or otherwise purchase shares of stock of the Company ranking junior or equal to the Series A Preferred Stock will be restricted, subject to certain exceptions.

Voting Rights

Subject to certain adjustment provisions, each share of Series A Preferred Stock entitles the holder thereof to 10,000 votes on all matters submitted to a vote of the holders of Common Stock, with the holders of Series A Preferred Stock and the holders of Common Stock voting together as a single class.

Liquidation, Dissolution or Winding Up

Upon any liquidation, dissolution or winding up of the Company, no distribution will be made to the holders of shares of stock ranking junior to the Series A Preferred Stock unless the holders of Series A Preferred Stock have received prior thereto an amount equal to $10,000 per share of Series A Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared.  Following the full payment of such amount, the holders of Series A Preferred Stock will not be entitled to additional distributions from the Company, subject to certain exceptions.

Consolidation, Merger or Other Combination

If the Company enters into any consolidation, merger, combination or other transaction in which Common Stock is exchanged for or changed into other stock or securities, cash and/or any other property, then the Series A Preferred Stock will be similarly exchanged or changed in an amount per share, subject to certain adjustment provisions, equal to 10,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Redemption

The shares of Series A Preferred Stock are not redeemable.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment (and the Certificate of Designation attached as Exhibit A thereto), a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 7.01              Regulation FD Disclosure.

On September 17, 2014, the Company issued a press release announcing that the Company had entered into the Asset Purchase Agreement and the Tax Benefits Preservation Plan as described in Item 1.01 above.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

On the same date, the Company also issued a press release relating to the transition of the Chief Executive Officer position pursuant to the Separation Agreement as described in Item 5.02 above.  A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.             Financial Statements and Exhibits.

(d)     Exhibits

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated September 17, 2014, by and between EMCORE Corporation and Photon Acquisition Corporation

3.1	Certificate of Amendment of Restated Certificate of Incorporation of EMCORE Corporation, dated September 18, 2014

4.1	Tax Benefits Preservation Plan, dated September 17, 2014, by and between EMCORE Corporation and American Stock Transfer & Trust Company, LLC

10.1	Separation Agreement and General Release, dated September 17, 2014, by and between EMCORE Corporation and Dr. Hong Q. Hou

10.2	Retention Letter Agreement, dated September 17, 2014, between EMCORE Corporation and Dr. Hong Q. Hou

10.3	Retention Letter Agreement, dated September 17, 2014, between EMCORE Corporation and Mark Weinswig

10.4	Retention Letter Agreement, dated September 17, 2014, between EMCORE Corporation and Monica Van Berkel

10.5	Retention Letter Agreement, dated September 17, 2014, between EMCORE Corporation and Alfredo Gomez

99.1	Press Release, dated September 17, 2014, issued by EMCORE Corporation

99.2	Press Release, dated September 17, 2014, issued by EMCORE Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION

Dated: September 18, 2014	By:	/s/ Mark B. Weinswig
	Name:	Mark B. Weinswig
	Title:	Chief Financial Officer